EXHIBIT 12
                      GENERAL MOTORS ACCEPTANCE CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions of dollars)

                                                                                           Three Months
                                                                                              Ended
                                                                                             June 30,
                                                                                         1999        1998
Consolidated net income................................................................  $  783.4    $  714.0
Provision for income taxes.............................................................     497.4       328.6
Consolidated income before income taxes................................................   1,280.8     1,042.6
Fixed Charges
    Interest and discount..............................................................   3,050.9     2,839.2
    Portion of rentals representative of the interest factor...........................      54.8        37.7
Total fixed charges....................................................................   3,105.7     2,876.9
Earnings available for fixed charges...................................................   4,386.5     3,919.5
Ratio of earnings to fixed charges.....................................................      1.41        1.36
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

                                                                Years Ended December 31,
                                               1998          1997         1996         1995         1994
Consolidated net income*.....................  $1,325.3      $1,301.1     $1,240.5     $1,031.0     $ 927.1
Provision for income taxes...................     611.7         912.9        837.2        752.2       512.7
Consolidated income before income
taxes........................................   1,937.0       2,214.0      2,077.7      1,783.2     1,439.8
Fixed Charges
    Interest and discount....................   5,786.8       5,255.5      4,937.5      4,936.3     4,230.9
    Portion of rentals representative of the
    interest factor..........................      79.2          69.8         77.8         54.5        51.2
Total fixed charges..........................   5,866.0       5,325.3      5,015.3      4,990.8     4,282.1
Earnings available for fixed charges.........   7,803.0      $7,539.3     $7,093.0     $6,774.0    $5,721.9
Ratio of earnings to fixed charges...........      1.33          1.42         1.41         1.36        1.33

* Before cumulative effect of accounting change of ($7.4) million in 1994.
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